EXECUTION COUNTERPART



                                  AMENDMENT OF
                         1992 NOTE AGREEMENT AND WAIVER


         This Amendment of 1992 Note Agreement and Waiver ("Amendment"), entered into as of April 23, 2001, by and among CONE MILLS CORPORATION (the "Company") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Noteholder").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of August 13, 1992 (as previously amended and as it may be further amended, modified or supplemented, the "Note Agreement");

         WHEREAS, the Company has requested a modification of, among other things, the financial covenants under the Note Agreement;

         WHEREAS, Noteholder is willing to enter into this Amendment subject to the satisfaction of conditions and terms set forth herein;

         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement; and

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   Amendments to Note Amendment.

         1A. Paragraph 5 of the Note Agreement. Paragraph 5 is amended by the addition of new paragraph 5Q, as follows:

              5Q. Financial Advisors. The Company shall pay upon demand all costs and expenses incurred in connection with the hiring and retaining of PricewaterhouseCoopers LLP ("PWC") as financial advisors to the Noteholder and the lenders under the Credit Agreement. The Company further agrees to fully cooperate with PWC and to permit PWC complete access to its books and records and any other information and to allow PWC to discuss the affairs, finances and accounts of the Company with its officers and its independent public accountants, all on a timely basis and as requested from time to time, including, without limitation, such access and cooperation as is necessary for PWC to begin its work on a part-time basis prior to May 9, 2001 and on a full-time basis on and after May 9, 2001. The Company further agrees to provide copies of its cost reduction liquidity plan and its balance sheet recapitalization plan to the Noteholder and PWC on or before May 9, 2001.

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         1B. Paragraph 6A of the Note Agreement. Paragraph 6A of the Note
Agreement is amended in its entirety to read as follows:

             6A. Financial Limitations. The Company covenants that it will not permit at any time:

             (i) Consolidated Net Worth. Consolidated Net Worth to be less than (a) $138,000,000 from the Effective Date until through September 30, 2001 and (b)(I) commencing with October 1, 2001 for each Fiscal Quarter, $145,000,000 plus 50% of Consolidated Net Income for each such Fiscal Quarter since October 1, 2000, and (II) as at the last day of each Fiscal Quarter of the Company commencing with October 1, 2001 and until (but excluding) the last day of the next following Fiscal Quarter of the Company, the sum of (x) the amount of Consolidated Net Worth required to be maintained pursuant to this paragraph 6A(i)(b)(I) as at the end of the immediately preceding Fiscal Quarter, plus (y) 100% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Company resulting from the issuance of equity securities or other capital investments since October 1, 2000.

             (ii) Consolidated Leverage Ratio. As of the end of each Four-Quarter Period set forth below the Consolidated Leverage Ratio to be more than that set forth opposite each such period:


                   Period                                       Leverage Ratio
                                                                Must Not Exceed
                   ----------------------------------------     ---------------

                   Four Quarter Period ended April 1, 2001       7.50 to 1.00

                   Four Quarter Period ending July 1, 2001       8.50 to 1.00

                   Each Four Quarter Period ending               5.00 to 1.00
                   September 30, 2001 through December
                   30, 2001

                   Four Quarter Period ending March 31,          4.50 to 1.00
                   2002 through June 30, 2002 and
                   thereafter

             (iii) Consolidated Interest Coverage Ratio. As of the end of each month for the Twelve-Month Periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:


                   Period                               Interest Coverage Ratio
                                                              Must Exceed
                   ------------------------------------ -----------------------

                   Twelve Month Period ending April 1,        1.25 to 1.00
                   2001

                   Twelve Month Period ending July 1,         1.25 to 1.00
                   2001

                   Each Twelve Month Period ending            2.20 to 1.00
                   September 30, 2001 through December
                   30, 2001

                   Each Twelve Month Period ending            2.25 to 1.00
                   thereafter

             (iv) Consolidated EBITDA. Consolidated EBITDA for each period set forth below to be less than the amount set forth opposite such period:


                   Period Ending                            Consolidated EBITDA
                                                                Must Exceed
                   -------------------------------------    -------------------

                   Four Fiscal Quarters ending April            $35,000,000
                   1, 2001

                   Four Fiscal Quarters ending July 1,          $28,000,000
                   2001

                   Each Four Quarter Period ending              $50,000,000
                   September 30, 2001 through December
                   30, 2001

                   Each Four Quarter Period ending              $52,000,000
                   thereafter

         1C. Paragraph 7 of the Note Agreement. Clause (v) of paragraph 7 of the Note Agreement is amended by adding the punctuation and reference ", 5Q" after the reference to 5N in such clause (v).

         2. Conditions of Effectiveness. Upon satisfaction of the following, the effective date of this Amendment shall be April 1, 2001 (the "Effective Date"). This Amendment shall become effective when, and only when, i) the Noteholder shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholder:

             (i) executed originals of each of this Amendment and the Consent of Guarantors, attached hereto;

             (ii) the favorable written opinion of Neil Koonce, Esq., counsel to the Company, addressed to the Noteholder and satisfactory to its counsel;

             (iii) a duly executed amendment to the Credit Agreement containing substantially the same amendments and waiver as are contained herein and otherwise in form and substance acceptable to the Noteholder and under which all conditions have been satisfied and that is in full force and effect; and

             (iv) a duly executed Securitization Amendment (as defined in Section 4 hereof) in form and substance satisfactory to the Noteholder and under which all conditions have been satisfied and that is in full force and effect and the Assignment Agreement referred to in Section 4 shall be in full force and effect.

         (b) The Company shall have paid in immediately available funds, the nonrefundable restructuring fee to the Noteholder;

         (c) The Company shall have paid all costs and expenses (including legal fees) incurred by the Noteholder;

         (d) Such other documents, instruments, approvals or opinions as the Noteholder may reasonably request; and

         (e) The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since December 31, 2000; and the Company shall have delivered to the Noteholder an Officer's Certificate to such effect.

         3.  Representations and Warranties.

         (a) The Company hereby repeats and confirms each of the representations and warranties made by it in the Credit Agreement (it being understood that any reference to (i) Lender includes the Noteholder, and (ii) Loan Documents includes the Note Agreement and the Notes, as amended hereby) and in paragraph 8H of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

         (b) The Company further represents and warrants as follows:

             (i) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

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             (ii) No governmental approval is required for the due
         execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

             (iii) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

             (iv) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

         4. Waiver. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions precedent specified in Section 2 above, the Noteholder hereby waives any Default or Event of Default occurring directly or indirectly due to the failure of the Company and its Subsidiaries to comply with the Minimum Fixed Charge Coverage Ratio covenant set forth in paragraph (a) of Annex G to the Receivables Purchase Agreement for the Fiscal Quarter ending April 1, 2001; provided that this waiver relates solely to the covenant and period specified above, and nothing in this Amendment is intended, or shall be construed, to waive any other Default or Event of Default under the Note Agreement; provided, further however the Receivables Purchase Agreement and the Receivables Transfer Agreement and shall remain in full force and effect without amendment to the provisions thereof except for the amendments contained in that certain Seventh Amendment to Securitization Agreements dated and as in effect on the date hereof (the "Securitization Amendment") and the Assignment Agreement dated April 23, 2001 between General Electric Capital Corporation and Redwood Receivables Corporation shall be effective.

         5.  Miscellaneous.

         5A. Reference to and Effect on the Note Agreement. b) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

         (a) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

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         (b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

         5B. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 5B.

         5C. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         5D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         5E. Estoppel. To induce the Noteholder to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.

                            [Signatures on Next Page]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       CONE MILLS CORPORATION


                                       By  /s/Neil W. Koonce
                                       Name:  Neil W. Koonce
                                       Title: Vice President,
                                              General Counsel & Secretary


                                       THE PRUDENTIAL INSURANCE
                                          COMPANY OF AMERICA


                                       By  /s/Thomas E. Luther
                                       Name:  Thomas E. Luther
                                       Title: Vice President

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                                       A-2




                     CONSENT AND REAFFIRMATION OF GUARANTORS


         Each of the undersigned (i) acknowledges receipt of the foregoing Amendment of 1992 Note Agreement (the "Amendment"), (ii) consents to the execution and delivery of the Amendment by the parties thereto, and (iii) reaffirms all of its obligations and covenants under the Guaranty Agreement dated as of January 28, 2000, and agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment. This Consent and Reaffirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.


                                       CIPCO S.C., INC.

                                       By: /s/David K. Bradbury
                                       Name:  David K. Bradbury
                                       Title: Vice President


                                        CONE FOREIGN TRADING LLC

                                        By: /s/ Neil W. Koonce
                                        Name: Neil W. Koonce
                                        Title: Vice President